Exhibit 10.2
GUARANTEE
THIS DEED OF GUARANTEE, is made and entered into on May 4, 2026 BETWEEN:
(1)Cheniere Energy, Inc., a Delaware corporation whose principal place of business is located at 845 Texas Avenue, Ste. 1250, Houston, TX 77002 (“Guarantor”), and
(2)Corpus Christi Liquefaction, LLC, a Delaware limited liability company whose principal place of business is located at 845 Texas Avenue, Ste. 1250, Houston, TX 77002 (together with its successors and permitted assigns, “Beneficiary”).
WITNESSETH:
WHEREAS, Beneficiary has entered into the SPA with Cheniere Marketing International LLP, a UK limited liability partnership (together with any successor or permitted assign under the SPA, “Buyer”); and
WHEREAS, Buyer is a wholly-owned subsidiary of Guarantor; and
WHEREAS, the SPA provides that Buyer’s obligations thereunder be guaranteed by the Guarantor in accordance with and subject to the provisions of this Guarantee and the Guarantor has agreed (it being in its best commercial interests to do so) to enter into this Guarantee in respect of the Guaranteed Obligations:
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, Guarantor and Beneficiary hereby agree as follows:
ARTICLE 1.
DEFINITIONS
1.1.Definitions. Except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Section 1.1 shall, for all purposes of this Guarantee, have the meanings herein specified, the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined:
“Banking Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York City or London are authorized or required to be closed.
“Beneficiary” has the meaning set out in the preamble of this Guarantee.
“Buyer” has the meaning set out in the recitals of this Guarantee.
“Guarantee” means this deed of Guarantee dated as of the date first written above, as may from time to time be supplemented, modified or amended as provided herein.
“Guaranteed Obligations” has the meaning set forth in Section 3.1 of this Guarantee.
“Guarantor” has the meaning set out in the preamble of this Guarantee.

“Local Banking Day” has the meaning set forth in Section 4.4(a) of this Guarantee.
“SPA” means that certain LNG Sale and Purchase Agreement (FOB) dated February 25, 2026 between Buyer and Beneficiary, as such SPA may from time to time be supplemented, modified or amended as provided therein.
1.2.Other Defined Terms. Capitalized terms not otherwise defined in this Guarantee shall have the meanings ascribed thereto in the SPA.
1.3.Effect as a deed. This Guarantee is intended to take effect as a deed notwithstanding that Beneficiary may have executed it under hand only.
ARTICLE 2.
REPRESENTATIONS OF GUARANTOR
2.1Representations of Guarantor. Guarantor makes the following representations to Beneficiary as of the date hereof and are deemed to be repeated each day whilst Guarantor has any liability (actual or contingent) under this Guarantee:
(a)Guarantor has been duly incorporated and is validly existing under the laws of the State of Delaware, has full legal right, power and authority to enter into perform and deliver this Guarantee and to carry out and consummate all transactions contemplated by this Guarantee, and by proper corporate action has duly authorized the execution, performance and delivery of this Guarantee;
(b)the execution, performance and delivery of this Guarantee and the consummation of the transactions herein contemplated will not conflict with or constitute on the part of Guarantor a breach of or default under any constitutional documents, as existing on the date hereof, or any indenture, or other material agreement or instrument to which Guarantor is a party or by which it or its properties are bound or any law, judgment, order, decree, rule or regulation of any court or governmental agency or body having jurisdiction over Guarantor or any of its activities or properties;
(c)this Guarantee has been duly authorized, executed and delivered by Guarantor and constitutes the valid, binding and enforceable obligation of Guarantor, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles;
(d)without prejudice to the generality of paragraph (c), Guarantor’s:
1.irrevocable submission under this Guarantee to the jurisdiction of the courts of England,
2.agreement that this Guarantee is governed by English law, and
3.agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation and any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation;
(e)the execution by Guarantor of this Guarantee constitutes, and the exercise by it of its rights and performance of its obligations under this Guarantee will constitute, private and commercial acts performed for private and commercial purposes and it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Guarantee; and
(f)no litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or threatened against Guarantor.
ARTICLE 3.
GUARANTEE AND AGREEMENTS
3.1Guarantee. Guarantor absolutely, unconditionally and irrevocably:
(a)guarantees to Beneficiary the full and prompt payment when due by Buyer of all of its payment obligations under the SPA to Beneficiary and its successors and permitted assigns, including payment obligations in respect of any breach of the SPA by Buyer (the obligations guaranteed under this Guarantee are hereinafter referred to as the “Guaranteed Obligations”);
(b)undertakes to Beneficiary that whenever Buyer does not pay any amount when due under or in connection with the SPA, Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and
(c)agrees with Beneficiary that if any obligation guaranteed by it under this Guarantee is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation and as principal debtor indemnify Beneficiary immediately against any cost, loss or liability it incurs as a result of Buyer not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the SPA on the date when it would have been due. The amount payable by Guarantor under this indemnity will not exceed the amount it would have had to pay under this Guarantee if the amount claimed had been recoverable on the basis of a guarantee.
3.2Continuing Guarantee. This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by Buyer or Guarantor under or in connection with the SPA or this Guarantee, regardless of any intermediate payment or discharge in whole or in part or other matter whatsoever.
3.3Reinstatement. If any discharge, release or arrangement (whether in respect of the obligations of Buyer or Guarantor or any security for those obligations or otherwise) is made by Beneficiary in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

3.4Unconditional Nature of Obligations. Except as expressly provided in the proviso of Section 3.1, the obligations of Guarantor under this Guarantee shall be absolute, irrevocable and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the SPA or any other agreement or instrument referred to herein or therein or any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor and shall remain in full force and effect until the date this Guarantee terminates in accordance with Section 4.8 hereof, and without limiting the generality of the foregoing, such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to, or the consent of, Guarantor:
(a)the waiver, surrender, compromise, settlement, release or termination of any or all of the obligations, covenants or agreements of Buyer under the SPA;
(b)the failure to give notice to Guarantor of the occurrence of a default under the SPA, except for the written demand required by the proviso at the end of Section 3.5 hereof;
(c)the waiver, compromise or release of the payment, performance or observance by Buyer or by Guarantor, respectively, of any or all of the obligations, covenants or agreements of either of them contained in the SPA or this Guarantee, as the case may be;
(d)the extension of the time for payment of any Guaranteed Obligations under the SPA or of the time for performance of any other obligations, covenants or agreements under or arising out of the SPA;
(e)the modification, amendment novation, supplement, extension, restatement or alteration (whether material or otherwise and whether or not more onerous) of any obligation, covenant or agreement set forth in the SPA or any other document;
(f)the taking or the omission of any of the actions referred to in the SPA;
(g)any failure, omission, delay or lack on the part of Beneficiary to enforce, assert or exercise any right, power or remedy conferred on it in the SPA;
(h)the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets, administration of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting Guarantor or Buyer or any of the respective assets of either of them, or any allegation or contest of the validity of this Guarantee in any such proceeding;
(i)any defense based upon any legal disability of Buyer or, to the extent permitted by law, any release, discharge, reduction or limitation of or with respect to any sums owing by Buyer or any other liability of Buyer to Beneficiary;

(j)to the extent permitted by law, the release or discharge by operation of law of Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guarantee;
(k)the default or failure of Guarantor fully to perform any of its obligations set forth in this Guarantee;
(l)the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, Buyer or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(m)any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of Buyer or any other person; or
(n)any unenforceability, illegality or invalidity of any obligation of any person under the SPA or any other document or security.
If any payment by Buyer to Beneficiary is rescinded or must be returned by Beneficiary, the obligations of Guarantor hereunder shall be reinstated with respect to such payment.
Except as expressly set forth in the proviso of Section 3.1, no set-off, counterclaim, reduction, or diminution of any obligation, or any defense of any kind or nature which Buyer has or may have against Beneficiary shall be available hereunder to Guarantor to reduce the payments to Beneficiary under Section 3.1 of this Guarantee. Furthermore, no defense previously raised by Buyer arising out of or in connection with a Guaranteed Obligation claimed hereunder and which has been settled in Beneficiary’s favor by the dispute resolution procedures of Section 21.1 of the SPA may be raised by Guarantor and no cure period previously used by Buyer may be used by Guarantor.
Guarantor assumes responsibility for being and remaining informed of the financial condition of Buyer and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations which diligent inquiry would reveal and agrees that Beneficiary shall not have a duty to advise Guarantor of information known to it regarding such condition or any such circumstances.
3.5Proceedings Against Guarantor. In the event of a default in the payment of the Guaranteed Obligations when and as the same shall become due, Beneficiary shall have the right to proceed first and directly against Guarantor under this Guarantee without proceeding against Buyer or exhausting any other remedies which it may have. Accordingly, Guarantor waives any right it may have of first requiring Beneficiary to proceed against or enforce any other rights or security or claim payment from any person before claiming from Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of the SPA to the contrary. Notwithstanding the foregoing or anything to the contrary contained herein, Beneficiary shall deliver to Guarantor a written demand for payment of all amounts claimed by Beneficiary hereunder, which written demand shall specify in reasonable detail the basis for such demand, and Guarantor shall pay such amounts promptly, but no later than ten (10) Business Days after its receipt of such written demand.
3.6Appropriations. Until all amounts which may be or become payable by Buyer and Guarantor under or in connection with the SPA and this Guarantee have been irrevocably paid in full, Beneficiary may:
(a)refrain from applying or enforcing any other monies, security or rights held or received by Beneficiary in respect of those amounts, or apply and enforce the same in such manner and order as it secs fit (whether against those amounts or otherwise) and Guarantor shall not be entitled to the benefit of the same; and
(b)hold in an interest-bearing suspense account any monies received from Buyer or Guarantor on account of Guarantor’s liability under this Guarantee.
3.7Deferral of Guarantor’s rights. Until all amounts which may be or become payable by Buyer and Guarantor under or in connection with the SPA and this Guarantee have been irrevocably paid in full, Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under this Guarantee or by reason of any amount being payable, or liability arising, under this Guarantee:
(a)to be indemnified by Buyer;
(b)to claim any contribution from any other guarantor of Buyer’s obligations under the SPA;
(c)to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of Beneficiary under the SPA or of any other guarantee or security taken pursuant to, or in connection with, the SPA by Beneficiary;
(d)to bring legal or other proceedings for an order requiring Buyer to make any payment, or perform any obligation, in respect of which Guarantor has given a guarantee, undertaking or indemnity under this Guarantee;
(e)to exercise any right of set-off against Buyer; and/or
(f)to claim or prove as a creditor of Buyer in competition with Beneficiary.
If Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to Beneficiary by Buyer under or in connection with the SPA to be repaid in full on trust for Beneficiary and shall promptly pay or transfer the same to Beneficiary.

3.8Additional security. This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Beneficiary.

3.9Subrogation. Upon payment of the Guaranteed Obligations, Guarantor shall be subrogated to the rights of Beneficiary against Buyer with respect to such Guaranteed Obligations, and Beneficiary agrees to take at Guarantor’s expense such steps as Guarantor may reasonably request to implement such subrogation, provided that Beneficiary shall not be obligated to take any such steps and Guarantor shall not enforce any right arising by way of subrogation or exercise any other right or remedy arising by reason of any performance by it of this Guarantee, including, but not limited to, any contractual, statutory or common law rights of reimbursement, contribution or indemnity, whether against Buyer or any other Person, until the date this Guarantee terminates in accordance with Section 4.8 hereof.
3.10Costs.
(a)Guarantor agrees to pay all costs, expenses and fees, including without limitation all reasonable and documented out-of-pocket attorneys’ fees, which may be incurred by Beneficiary in enforcing or attempting to enforce this Guarantee following any default on the part of Guarantor hereunder, whether the same shall be enforced by suit or otherwise.
(b)Guarantor covenants to pay to Beneficiary immediately on demand a sum equal to any liability which Beneficiary incurs in respect of:
(i)stamp duty, registration fees and other taxes imposed by any Governmental Authority which is or becomes payable in connection with the entry into or performance of this Guarantee and
(ii)stamp duty, registration fees and other taxes which is or becomes payable in connection with enforcement of this Guarantee, in each case including any interest, penalties, liabilities, costs and expenses resulting from any failure to pay or delay in paying any such duty, fee or tax.
3.11Existence of Guarantor; Consolidation, Merger, Sale or Transfer. Guarantor covenants that so long as it has any outstanding obligations under this Guarantee, it will maintain its existence, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it; provided that Guarantor may, without violating the covenants contained in this Section 3.11, consolidate with or merge into another corporation or permit one or more other corporations to consolidate with or merge into it, or sell or otherwise transfer to another corporation all or substantially all of its assets as an entirety, if the surviving, resulting or transferee entity, as the case may be, (a) assumes jointly with the Guarantor (or alone if the Guarantor is dissolved as a consequence of such transaction), if such corporation or other entity is not Guarantor, all of the obligations of Guarantor hereunder (unless such assumption occurs by operation of law, in which case no express assumption shall be required) and (b) is not, after such transaction, otherwise in default under any provisions hereof or the SPA.

3.12The Guarantor agrees to comply with the terms of Section 26.3 of the SPA in connection with this Guarantee, the SPA and the activities contemplated therein.

ARTICLE 4.
MISCELLANEOUS
4.1Governing Law.
(a)This Guarantee and any non-contractual obligations arising out of or in connection with it are governed by English law.
(b)The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Guarantee (including a dispute relating to the existence, validity or termination of this Guarantee or any non-contractual obligation arising out of or in connection with this Guarantee) (a “Dispute”).
(c)The Parties agree that the courts of England are the most     appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(d)This Section 4.1 is for the benefit of Beneficiary only. As a result, Beneficiary shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, Beneficiary may take concurrent proceedings in any number of jurisdictions.
4.2Service of process.
Without prejudice to any other mode of service allowed under any relevant law, Guarantor agrees that failure by a process agent to notify Beneficiary of the process will not invalidate the proceedings concerned.
4.3Waiver of immunity.

(a)Guarantor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:
1.the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and
2.the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.
(b)Guarantor agrees that in any proceedings in England this waiver shall have the fullest scope permitted by the English State Immunity Act 1978 and that this waiver is intended to be irrevocable for the purposes of the English State Immunity Act 1978.
4.4Notices. All notices and other communications to Guarantor or Beneficiary may be electronically communicated or hand delivered or sent by overnight courier, to any party hereto at the addresses as provided in this Section 4.4:
All communications intended for Guarantor shall be sent to:

Cheniere Energy, Inc.
845 Texas Avenue, Ste. 1250
Houston, TX 77002

with a copy to Buyer at:

Cheniere Marketing International LLP
Third Floor, The Zig Zag Building, 70 Victoria Street
London SW1E 6SQ, United Kingdom

All communications intended for Beneficiary shall be sent to:

Corpus Christi Liquefaction, LLC
845 Texas Avenue, Ste. 1250
Houston, TX 77002

or at any other address of which either of the foregoing (or Guarantor in the case of a change of address for Buyer) shall have notified the other in any manner prescribed in this Section 4.4.

For all purposes of this Guarantee, a notice or communication will be deemed effective:
(a)if delivered by hand or sent by overnight courier, on the day it is delivered unless (i) that day is not a day upon which commercial banks are open for the transaction of business in the city specified (a “Local Banking Day”) in the address for notice provided by the recipient or (ii) if delivered after the close of business on a Local Banking Day, then on the next succeeding Local Banking Day, and
(b)if sent by facsimile transmission, on the date transmitted, provided that oral or written confirmation of receipt is obtained by the sender unless the date of transmission and confirmation is not a Local Banking Day, in which case on the next succeeding Local Banking Day.
4.5Banking Days. Except as otherwise provided in this Guarantee, if any date on which a payment is to be made, notice is lo be given or other action taken hereunder is not a Banking Day, then such payment, notice or other action shall be made, given or taken on the next succeeding Banking Day in such place, and in the case of any payment, no interest shall accrue for the delay.
4.6Successors and Assigns. This Guarantee shall be binding upon Guarantor and its successors and permitted assigns and inure to the benefit of Beneficiary and its successors and permitted assigns. Except as provided in Section 3.11 hereof, Guarantor may not assign its obligations hereunder without the prior written consent of Beneficiary. Beneficiary may not assign its rights and obligations hereunder without the prior written consent of Guarantor, except that Beneficiary may, without any prior consent of Guarantor, (i) assign, mortgage or pledge all or any of its rights, interests or benefits hereunder to secure payment of any indebtedness incurred or to be incurred in connection with any financing or refinancing of the Corpus Christi Facility (as defined in the SPA), and (ii) assign its right and obligations hereunder to any permitted assignee of the SPA. Guarantor agrees to execute and deliver to the lenders to whom such indebtedness is owed a direct agreement with the agent acting on behalf of any such lenders as required under Section 22.4.2 of the SPA.
4.7No Third Party Rights. This Guarantee is entered into by Guarantor for the benefit of Beneficiary. No person who is not a party to this Guarantee shall have any rights under this Guarantee and this Guarantee is not intended to be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person other than the Guarantor and Beneficiary. The Guarantor and Beneficiary may agree to rescind or vary this Guarantee in whole or in part, without the consent of any other person not a party to this Guarantee.
4.8Term. This Guarantee shall terminate and be of no further force and effect upon the last to occur of the following: (a) full payment of the Guaranteed Obligations and all amounts, if any, owed by Guarantor pursuant to this Guarantee and (b) termination of the SPA.
4.9Amendments and Waivers. Any provision of this Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each of Guarantor and Beneficiary.
4.10Headings. The article and section headings of this Guarantee are for convenience only and shall not affect the construction hereof.
4.11Partial Invalidity. The invalidity of any one or more phrases, sentences, clauses or sections in this Guarantee shall not affect the validity or enforceability of the remaining portions of this Guarantee or any part thereof.
4.12No Waiver, Remedies. No failure or delay by Beneficiary in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
4.13Execution in Several Counterparts. This Guarantee may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.
4.14No deduction. Al1 payments to be made by Guarantor under this Guarantee shall be made without any set-off, counterclaim or equity and (subject to the following sentence) free from, clear of and without deduction for any taxes, duties, levies, imposts or charges whatsoever, present or future. If Guarantor is compelled by the law of any applicable jurisdiction (or by an order of any regulatory authority in such jurisdiction) to withhold or deduct any sums in respect of taxes, duties, levies, imposts or charges from any amount payable to Beneficiary under this Guarantee or, if any such withholding or deduction is made in respect of any recovery under this Guarantee, Guarantor shall pay such additional amount so as to ensure that the net amount received by Beneficiary shall equal the full amount due to it under the provisions of this Guarantee (had no such withholding or deduction been made).

4.15Currency of payment. The obligation of Guarantor under this Guarantee to make payments in any currency shall not be discharged or satisfied by any tender, or recovery pursuant to any judgment or otherwise, expressed in or converted into any other currency, except to the extent that tender or recovery results in the effective receipt by Beneficiary of the full amount of the currency expressed to be payable under this Guarantee.
4.16Currency indemnity.
(a)If any sum due from Guarantor under this Guarantee (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
1.making or filing a claim or proof against Guarantor;
2.obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings; or
3.applying the Sum in satisfaction of any of the Guaranteed Obligations, Guarantor shall, as an independent obligation, within three Business Days of demand, indemnify Beneficiary against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to Beneficiary at the time of its receipt of that Sum.
(b)Guarantor waives any right it may have in any jurisdiction to pay any amount under this Guarantee in a currency unit other than that in which it is payable.
4.17Trust. If contrary to this Guarantee, Guarantor takes or receives the benefit of any security or receives or recovers any money or other property, such security, money or other property shall be held on trust for Beneficiary and shall be delivered to Beneficiary on demand and if such asset or property is no longer capable of delivery, Guarantor shal1 pay to Beneficiary an amount equal to the value of such asset or property.
4.18Further assurance. Guarantor agrees that it shall promptly, upon the request of Beneficiary, execute and deliver at its own expense any document (executed as a deed or under hand as Beneficiary may direct) and do any act or thing in order to confirm or establish the validity and enforceability of the guarantee and indemnity intended to be created by it under this Guarantee.
4.19Retention of this Guarantee. Beneficiary shall be entitled to retain the original of this Guarantee after as well as before the payment or discharge of all of the Guaranteed Obligations for such period as Beneficiary may determine.
[Remainder of page intentionally left blank]

IN WITNESS whereof this Guarantee has been executed and delivered as a deed on the date first above written.

EXECUTED AS A DEED by	)
Cheniere Energy, Inc.	)
	)	/s/ Matthew Healey
Acting by: Matthew Healey	)	Title: Senior Vice President, Finance and Treasury
In the presence of:	)

Signature of witness

/s/ Naomi Panarella
NAOMI PANARELLA

Name of witness
(in BLOCK CAPITALS)

Address of witness
845 Texas Avenue, Ste. 1250
Houston, TX 77002

SIGNATURE PAGE TO GUARANTEE

EXECUTED AS A DEED by	)
Corpus Christi Liquefaction, LLC	)
	)	/s/ Matthew Healey
Acting by: Matthew Healey	)	Title: Senior Vice President, Finance and Treasury
In the presence of:	)

Signature of witness

/s/ Naomi Panarella
NAOMI PANARELLA

Name of witness
(in BLOCK CAPITALS)

Address of witness
845 Texas Avenue, Ste. 1250
Houston, TX 77002
SIGNATURE PAGE TO GUARANTEE